Exhibit 15.1



                     SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
                              (U.S. dollars in thousands)


                                                                Write-offs of
                                   Balance at     Provision      previously
                                  beginning of  for doubtful     provided     Translation    Balance at
                                    period        accounts       accounts     adjustments   end of period
                                    ------        --------       --------     -----------   -------------
Year ended December 31, 2004:
Allowance for doubtful debts       $ 187           $ 131           $  -           $ 2        $ 320

Year ended December 31, 2003:
Allowance for doubtful debts       $ 150           $  32           $  -           $ 5        $ 187

Year ended December 31, 2002:
Allowance for doubtful debts       $  63           $ 129           $(42)          $ -        $ 150
